               Section 240.14a-101  Schedule 14A.
          Information required in proxy statement.
                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                        (Amendment No.  )
Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                TRANSATLANTIC HOLDINGS, INC.
..................................................................
     (Name of Registrant as Specified In Its Charter)


..................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

     (1) Title of each class of securities to which transaction applies:


     ............................................................

     (2) Aggregate number of securities to which transaction applies:


     .......................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     .......................................................

     (4) Proposed maximum aggregate value of transaction:


     .......................................................

     (5)  Total fee paid:


     .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:


          .......................................................

          (2) Form, Schedule or Registration Statement No.:


          .......................................................

          (3) Filing Party:


          .......................................................

          (4) Date Filed:


          .......................................................

                          TRANSATLANTIC HOLDINGS, INC.
                    80 PINE STREET, NEW YORK, NEW YORK 10005
                              -------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 20, 2004
                              -------------------

                                                                   April 7, 2004

To the Stockholders of
TRANSATLANTIC HOLDINGS, INC.:

    The Annual Meeting of stockholders of TRANSATLANTIC HOLDINGS, INC., a Delaware corporation ('TRH'), will be held at 72 Wall Street, Seventh Floor, New York, New York, on Thursday, May 20, 2004, at 11:00 o'clock A.M., for the following purposes:

    1. To elect 9 directors of TRH to hold office until the next annual meeting of stockholders and until their respective successors are duly elected and qualified;

    2. To act upon a proposal to ratify the selection of PricewaterhouseCoopers LLP as independent accountants for 2004; and

    3. To transact any other business that may properly come before the meeting.

    Stockholders of record at the close of business on March 26, 2004 will be entitled to vote at the meeting. During the ten days prior to the meeting, a list of such stockholders will be available for inspection at the offices of TRH at 80 Pine Street, New York, New York.

    Whether or not you expect to attend the meeting, please complete, date and sign the enclosed proxy card and mail it promptly in the enclosed postage prepaid envelope. If you plan on attending the meeting, please remember to bring photo identification with you.

                                           By Order of the Board of Directors

                                           ELIZABETH M. TUCK
                                           Secretary

                          TRANSATLANTIC HOLDINGS, INC.
                      80 PINE STREET, NEW YORK, N.Y. 10005

                              -------------------
                                PROXY STATEMENT
                              -------------------

                                                                   April 7, 2004

    The enclosed proxy is solicited on behalf of the Board of Directors for use at the Annual Meeting of Stockholders of TRANSATLANTIC HOLDINGS, INC., a Delaware corporation ('TRH' or the 'Company'), to be held on May 20, 2004, and at any adjournment thereof. It may be revoked, by written notice or by furnishing a proxy subsequent in time, at any time prior to its use. All shares represented at the meeting by properly executed proxies will be voted as specified, and, unless otherwise specified, will be voted for the election of directors and for the ratification of the selection of PricewaterhouseCoopers LLP as independent accountants for 2004.

    Only stockholders of record at the close of business on March 26, 2004 will be entitled to vote at the meeting. On that date 52,537,492 shares (exclusive of shares held by TRH) of common stock, par value $1.00 per share ('TRH Common Stock'), were outstanding, each such share of stock having one vote.

    This Proxy Statement, the attached Notice of Annual Meeting and the enclosed proxy card are first being mailed to stockholders of TRH on or about April 7, 2004.

                              BENEFICIAL OWNERSHIP

    The following table lists the beneficial ownership of each person or group who, as of March 26, 2004, owned to TRH's knowledge, more than five percent of the outstanding TRH Common Stock.

                                                        AMOUNT
                                                      AND NATURE
                                                          OF
                  NAME AND ADDRESS                    BENEFICIAL    PERCENT OF
                OF BENEFICIAL OWNER                   OWNERSHIP    VOTING SHARES
                -------------------                   ---------    -------------
American International Group, Inc. ('AIG')(1) ......  31,274,130       59.53
70 Pine Street
New York, NY 10270

Davis Selected Advisers, LP(2) .....................  11,112,344       21.15
2949 East Elvira Road, Suite 101
Tucson, Arizona 85706

---------

(1) Includes 17,615,178 shares directly owned by American Home Assurance Company, a wholly-owned subsidiary of AIG, which shares with AIG voting and investment power over such shares. AIG has sole voting and investment power over the remaining shares.

(2) Davis Selected Advisers, L.P. filed a Schedule 13F, dated February 12, 2004, with respect to the shares of TRH Common Stock held by it, which stated that it is an institutional investment manager, and that it has sole investment discretion and sole voting authority with respect to 11,112,344 shares.

                            I. ELECTION OF DIRECTORS

    Nine directors are to be elected at the meeting to hold office until the next annual meeting of stockholders and until their respective successors are duly elected and qualified. If a quorum is present at the meeting, the affirmative vote of a plurality of the shares present in person or by proxy and entitled to vote thereon is required to elect the directors. Abstentions and broker non-votes will be included in determining the number of shares present at the meeting for purposes of determining the presence of a quorum, but abstentions and broker non-votes will have no effect on the outcome of the vote. A broker non-vote occurs under stock exchange rules when a broker is not permitted to vote on a matter without instructions from the beneficial owner of the shares and no such voting instructions are given. It is the intention of the persons named in the accompanying proxy to vote for the election of the nominees listed below, all of whom are currently members of your Board of Directors. It is not expected that any of the nominees will become unavailable for election as a director, but if any nominee should become unavailable prior to the meeting, proxies will be voted for such persons as the persons named in the accompanying form of proxy may determine in their discretion. The nominees, and certain information supplied by them to TRH, are as follows:

[PHOTO]              JAMES BALOG                            RETIRED CHAIRMAN, 1838 INVESTMENT ADVISORS, LLC
                     Age 75                                 (investment management company)

                     Director since 1988. He has            Director, Galen Partners, L.P. (advisory board),
                     also served as a director of           Great-West Life and Annuity Insurance
                     Transatlantic Reinsurance              Company and Trustee, Phoenix Series Funds,
                     Company ('TRC'), a wholly-             Phoenix Market Neutral Fund (Mutual Funds).
                     owned subsidiary of TRH,
                     since 1990 and of Putnam
                     Reinsurance Company
                     ('Putnam'), a wholly-owned
                     subsidiary of TRC since 1988.

[PHOTO]              C. FRED BERGSTEN                       DIRECTOR, INSTITUTE FOR INTERNATIONAL ECONOMICS
                     Age 62                                 (nonprofit research institution)

                     Director since 1998. He has also
                     served as a director of TRC and of
                     Putnam since 1998.

[PHOTO]              MAURICE R. GREENBERG                   CHAIRMAN AND CHIEF EXECUTIVE OFFICER, AIG
                     Age 78                                 (insurance and financial services holding company)

                     Chairman since 1986. He has also       Director, AIG, Director, President and Chief
                     served as the Chairman of TRC since    Executive Officer of C.V. Starr & Co., Inc.
                     1977 and of Putnam since 1986.         ('Starr'), a director of Starr International
                                                            Company, Inc. ('SICO'), private holding
                                                            companies (see 'Ownership of Certain
                                                            Securities') and a director of International
                                                            Lease Finance Corporation ('ILFC') (a wholly
                                                            owned subsidiary of AIG).

[PHOTO:]             TOMIO HIGUCHI                          CHAIRMAN OF THE BOARD OF DIRECTORS, MILLEA
                     Age 61                                 HOLDINGS, INC. AND PRESIDENT OF THE NICHIDO
                                                            FIRE & MARINE INSURANCE COMPANY, LIMITED,
                     Director since 2003. He has also       TOKYO, JAPAN
                     served as a director of TRC and of     (insurance)
                     Putnam since 2003.

[PHOTO]              JOHN J. MACKOWSKI                      RETIRED CHAIRMAN AND CHIEF EXECUTIVE
                     Age 78                                 OFFICER, THE ATLANTIC MUTUAL COMPANIES
                                                            (insurance)
                     Director since 1990. He has also
                     served as a director of TRC and of
                     Putnam since 1990.

[PHOTO]              EDWARD E. MATTHEWS                     SENIOR ADVISOR, AIG
                     Age 72

                     Director since 1986. He has also       Director, Starr, SICO and ILFC
                     served as a director of TRC since
                     1977 and of Putnam since 1986.

[PHOTO]              ROBERT F. ORLICH                       PRESIDENT AND CHIEF EXECUTIVE OFFICER, TRH,
                     Age 56                                 TRC AND PUTNAM

                     Director since 1994. He has also       Chairman, Trans Re Zurich
                     served as a director of TRC and of
                     Putnam since 1992.

[PHOTO]              HOWARD I. SMITH                        VICE CHAIRMAN, CHIEF FINANCIAL OFFICER, AND
                     Age 59                                 CHIEF ADMINISTRATIVE OFFICER, AIG

                     Director since 1994. He has also       Director, AIG, Starr, SICO, ILFC and 21st
                     served as a director of TRC and of     Century Insurance Group (a majority owned
                     Putnam since 1994.                     subsidiary of AIG)


[PHOTO]              THOMAS R. TIZZIO                       SENIOR VICE CHAIRMAN-GENERAL INSURANCE, AIG
                     Age 66                                 Director, Starr and SICO

                     Director since 1990. He has also
                     served as a director of TRC since
                     1979 and of Putnam since 1990.

    The principal occupation or affiliation of each of the nominees is shown in bold face type. Each director has occupied an executive position with his company or an affiliate thereof for at least the past five years.

            CORPORATE GOVERNANCE, BOARD OF DIRECTORS AND COMMITTEES

GOVERNANCE PRINCIPLES

    TRH's Board has established the TRH Corporate Governance Guidelines (the 'Guidelines') to promote the effective functioning of the Board and its committees, to promote the interests of stockholders and to establish a common set of expectations for the governance of the organization. All of TRH's corporate governance materials, including the Guidelines and Committee charters, TRH's Director, Executive Officer and Senior Financial Officer Code of Business Conduct and Ethics as well as TRH's Code of Conduct for employees, will be available prior to the annual meeting of stockholders on TRH's website at www.transre.com by following the links to Investor Information and then to the Corporate Governance section. TRH's Board regularly reviews corporate governance developments and modifies its guidelines, charters and practices as warranted. Any modifications will be reflected on TRH's website.

    Using the Director Independence Standards which are attached in Appendix A, the Board has affirmatively determined that each of Messrs. Balog, Bergsten, Higuchi and Mackowski are independent under the current New York Stock Exchange rules. In making their independence determinations, the Board reviewed the charitable contributions made by The Starr Foundation to any organizations with which the directors are affiliated. The Starr Foundation was established and principally funded by C.V. Starr and his estate. Mr. Greenberg is a director and chairman of The Starr Foundation, Mr. Matthews is a director and Mr. Smith is a director and treasurer.

    The Starr Foundation has contributed $421,250 to the Institute for International Economics (the 'Institute') for annual funding in 2003 and in each of 2002 and 2001 contributed $300,000. In addition, in 2001 the Starr Foundation contributed $330,000 towards the construction of a new building for the Institute. Mr. Bergsten is the Director of the Institute.

    The Board has determined that these contributions do not impair Mr. Bergsten's independence for purposes of the New York Stock Exchange Listing Standards.

    American International Group, Inc. owned 59.53% of the Common Stock of Transatlantic Holdings, Inc. as of March 26, 2004. By virtue of AIG's position as majority stockholder, Transatlantic Holdings, Inc. qualifies as a controlled company under the New York Stock Exchange Listing Standards. Accordingly, Transatlantic Holdings, Inc. has availed itself of the exemptions provided under
Section 303A of the New York Stock Exchange Listing Standards as they relate to director independence, and the Compensation and Nominating and Corporate Governance Committees of the Board of Directors.

    There were four regularly scheduled meetings of the Board during 2003. All of the directors attended at least 75 percent of the aggregate of all meetings of the Board and of the committees of the Board on which they served.

STOCKHOLDER COMMUNICATIONS WITH BOARD MEMBERS

    The Board of Directors provides a process for stockholders to send communications to the Board of Directors or any of the directors. Stockholders may send written communications to the Board of

Directors, or any of the individual directors, c/o the Corporate Secretary of the Company to Transatlantic Holdings, Inc., 80 Pine Street, New York, NY 10005. All communications will be compiled by the Corporate Secretary of the Company and submitted to the Board of Directors or the individual directors, as applicable, on a periodic basis.

AUDIT COMMITTEE

    The Audit Committee, which held four regularly scheduled meetings during 2003, assists the Board's oversight of TRH's financial statements and TRH's compliance with legal and regulatory requirements, the qualifications and performance of TRH's independent auditor and the performance of TRH's internal audit function. A copy of the current Audit Committee charter is included with this proxy statement as Appendix B. Mr. Mackowski chaired the Audit Committee, which included Messrs. Balog and Bergsten, during 2003. The Board has determined that all members of the Audit Committee are independent under both New York Stock Exchange and Securities and Exchange Commission rules. The Board has also determined that each member of the Audit Committee is 'financially literate' within the meaning of the New York Stock Exchange Listing Standards and that Mr. Mackowski is an audit committee financial expert for purposes of the rules of the Securities and Exchange Commission and has related financial management expertise for purposes of the New York Stock Exchange listing standards by virtue of his 36 years of experience in the insurance industry and having actively supervised the preparation of financial statements as Chairman and Chief Executive Officer of the Atlantic Mutual Companies.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

    The primary purposes of the Nominating and Corporate Governance Committee are to recommend individuals to the Board of Directors for nomination, election or appointment as members of the Board and its committees and to review on an ongoing basis the corporate governance principles and practices that should apply to TRH. The Nominating and Corporate Governance Committee will consider nominees recommended by the stockholders. The Nominating and Corporate Governance Committee will evaluate stockholder nominees on the same basis as all other nominees. This Committee was formed in 2004, and the current members of the Nominating and Corporate Governance Committee are Messrs. Bergsten, Matthews and Tizzio.

COMPENSATION COMMITTEE

    The Compensation Committee, which held one meeting during 2003, oversees the administration of TRH's salary and bonus compensation programs, establishes the compensation of the Chief Executive Officer and makes recommendations with respect to cash compensation programs applicable to senior executives and other employee compensation. During 2003, Messrs. Balog, Greenberg, Mackowski and Tizzio were the members of the Compensation Committee.

STOCK OPTION PLAN COMMITTEE

    The Stock Option Plan Committee administers the TRH Stock Option and Stock Incentive Plans. During 2003, the members of the Stock Option Plan Committee were Messers Balog and Mackowski. The Stock Option Plan Committee held one meeting and undertook one Committee action by unanimous consent in 2003.

OTHER COMMITTEES

    The principal function of the Executive Committee is to act for the Board between Board meetings. During 2003, Messrs. Greenberg, Matthews and Orlich were the members of the Executive Committee. There were no Executive Committee meetings or actions in 2003.

    The Finance Committee, which oversees the financial affairs and investment activities of TRH and its subsidiaries, held 4 meetings during 2003. Messrs. Balog, Bergsten, Higuchi, Matthews and Smith served as members of the Finance Committee during 2003.

    The Underwriting Committee, which oversees the underwriting practices of TRH and its subsidiaries, held 4 meetings during 2003. Messrs. Mackowski, Orlich and Tizzio served as members of the Underwriting Committee during 2003.

OWNERSHIP OF CERTAIN SECURITIES

    The following table summarizes the ownership of equity securities of TRH, AIG, Starr and SICO, by each of the directors, each executive officer named in the Summary Compensation Table, and by the directors and current executive officers as a group.

                                                       EQUITY SECURITIES OWNED BENEFICIALLY
                                                             AS OF JANUARY 31, 2004(1)
                       -----------------------------------------------------------------------------------------------------
                                  TRH                         AIG                      STARR                    SICO
                             COMMON STOCK                COMMON STOCK               COMMON STOCK            VOTING STOCK
                       -------------------------   -------------------------   ----------------------   --------------------
                         AMOUNT AND                  AMOUNT AND                 AMOUNT AND              AMOUNT AND
                          NATURE OF      PERCENT      NATURE OF      PERCENT    NATURE OF     PERCENT   NATURE OF    PERCENT
                         BENEFICIAL        OF        BENEFICIAL        OF       BENEFICIAL      OF      BENEFICIAL     OF
NAME                    OWNERSHIP(2)      CLASS     OWNERSHIP(3)      CLASS    OWNERSHIP(4)    CLASS    OWNERSHIP     CLASS
---------------------   ------------      -----     ------------      -----    ------------    -----    ---------     -----
James Balog..........        26,725        .05                0       --               0        --            0        --
C. Fred Bergsten.....        11,125        .02                0       --               0        --            0        --
Paul A. Bonny........       121,697        .23           12,375         (5)            0        --            0        --
M.R. Greenberg.......       141,250        .27       45,307,097       1.74         4,000       16.41         10        8.33
Tomio Higuchi........             0       --                  0       --               0        --            0        --
John J. Mackowski....        22,750        .04                0       --               0        --            0        --
Edward E. Matthews...        63,625        .12        2,104,466        .08         1,250        5.13         10        8.33
Robert V. Mucci......       121,491        .23           15,728         (5)            0        --            0        --
Robert F. Orlich.....       315,740        .60            7,249         (5)          250        1.03          0        --
Steven S. Skalicky...        84,284        .16           24,857         (5)            0        --            0        --
Howard I. Smith......        17,875        .03          460,547        .02         1,875        7.69         10        8.33
Thomas R. Tizzio.....        70,625        .13        1,026,047        .04         1,500        6.15         10        8.33
Javier E. Vijil......        91,180        .17            2,665         (5)            0        --            0        --
All Directors and
  Executive Officers
  of TRH as a Group
  (14 individuals)...     1,096,120       2.09       48,961,635       1.88         8,875       36.41         40       33.32

---------

(1) Unless otherwise indicated, the beneficial owners listed have sole voting and investment power over the shares listed.

(2) Amounts of equity securities shown include shares of TRH Common Stock subject to options which may be exercised within 60 days as follows:
    Balog -- 21,625 shares, Bergsten -- 11,125 shares, Bonny -- 109,375 shares, Greenberg -- 118,750 shares, Mackowski -- 21,625 shares, Matthews -- 59,375 shares, Mucci -- 103,688 shares, Orlich -- 286,282 shares,
    Skalicky -- 80,237 shares, Smith -- 17,875 shares, Tizzio -- 59,375 shares, Vijil -- 85,323 shares, all directors and executive officers of TRH as a group -- 982,342 shares.

    Amounts of equity securities shown include shares as to which the individual shares voting and investment power as follows: Skalicky -- 55 shares with his wife, Vijil -- 5,857 shares with his wife, all directors and executive officers of TRH as a group -- 5,912 shares.

(3) Amounts of equity securities shown include shares of AIG Common Stock subject to options which may be exercised within 60 days as follows:
    Greenberg -- 1,728,514 shares, Matthews -- 549,062 shares, Smith -- 259,217 shares, Tizzio -- 394,452 shares, all directors and executive officers of TRH as a group -- 2,931,245 shares.

    Amounts of equity securities shown include shares as to which the individual shares voting and investment power as follows: Greenberg -- 43,475,501 shares with his wife and 103,082 shares with co-trustees, Skalicky -- 10,517 shares with his wife, Tizzio -- 618,650 shares with his wife, Vijil -- 2,467 shares with his wife, all executive officers and directors of TRH as a group -- 44,210,217 shares.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

    Amounts of equity securities also excludes the following securities owned by members of the named individual's immediate family as to which securities such individual has disclaimed beneficial ownership: Matthews -- 94,350 shares, all directors and executive officers as a group -- 94,350 shares.

    Amount of shares shown for each of Mr. Greenberg, Mr. Matthews and Mr. Smith does not include 18,844,309 shares held as trustee for the C.V. Starr & Co., Inc. Trust, as to which each of them disclaims beneficial ownership. Inclusion of these shares would increase the percentage ownership of AIG Common Stock shown above for each of them by .72 percent. Amount of shares shown for Mr. Greenberg also excludes 4,677,500 shares owned directly by Starr (representing 16.41 percent of the shares owned directly by Starr) as to which Mr. Greenberg disclaims beneficial ownership.

(4) As of January 31, 2004, Starr also had outstanding 6,000 shares of Common Stock Class B, a non-voting stock and 3,838 shares of Preferred Stock Series X-1. None of the named individuals hold such shares. As of January 31, 2004, the named individuals beneficially owned the following aggregate shares of various series of Starr Preferred Stock (out of an aggregate total outstanding of 363,733 shares): Greenberg (114,000); Matthews (48,000); Orlich (1,875); Smith (18,375); Tizzio (26,875). These named individuals received dividends of Starr Series V Preferred Stock in 2003 out of a total issued of 28,750 shares as follows: Greenberg (4,000); Matthews (1,250); Orlich (250); Smith (1,875); Tizzio (1,750). Mr. Greenberg also beneficially owned 100 shares of Starr's 5% Senior Preferred Stock as of January 31, 2004.

(5) Less than .01 percent.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities and Exchange Act of 1934 (the 'Exchange Act') requires TRH's directors, executive officers and persons who own more than ten percent of a registered class of TRH's equity securities, to file with the Securities and Exchange Commission ('SEC') and the New York Stock Exchange initial reports of ownership and reports of changes in beneficial ownership of TRH Common Stock. Directors, executive officers and greater than ten percent stockholders are required by SEC regulation to furnish TRH with copies of all
Section 16(a) forms they file. To TRH's knowledge, all Section 16(a) filing requirements applicable to its directors, executive officers and ten percent stockholders have been complied with. In making these statements, TRH has relied on written representations of its directors, executive officers and ten percent stockholders, and copies of reports that they have filed with the SEC.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

    All directors, except those who are TRH employees, receive an annual retainer of $30,000 and a fee of $1,500 for each meeting of the Board or any committee of TRH or its subsidiaries attended, except for the Chairman, who receives an annual retainer of $75,000. In addition, certain directors may be granted stock options in recognition of extraordinary service to the Company. On March 24, 2003 by unanimous consent, the Stock Option Plan Committee granted a total of 30,000 options to purchase TRH Common Stock to Messrs. Bergsten (5,000 options), Greenberg (10,000 options), Matthews (5,000 options), Smith (5,000 options) and Tizzio (5,000 options). Additionally, on March 24, 2003, the full Board of Directors by unanimous consent, granted options to purchase 5,000 shares of TRH Common Stock to each of Messrs. Balog and Mackowski. These options were granted pursuant to the TRH 2000 Stock Option Plan. The options were granted at fair market value on the date of grant ($65.85 per share) and first become exercisable at a rate of 25% per year commencing in March, 2004. On December 4, 2003, the Stock Option Plan Committee granted a total of 30,000 options to purchase TRH Common Stock to Messrs. Bergsten (5,000 options), Greenberg (10,000 options), Matthews (5,000 options), Smith (5,000 options) and Tizzio (5,000 options). Additionally, on December 4, 2003, the full Board of Directors granted options to purchase 5,000 shares of TRH Common Stock to each of Messrs. Balog and Mackowski. These options were granted pursuant to the TRH 2000 Stock Option Plan. The options were granted at fair market value on the date of grant ($77.59 per share) and first become exercisable at a rate of 25% per year commencing in December, 2004.

    The following table sets forth the compensation, for services in all capacities to TRH and its subsidiaries during 2003, of each of the President and Chief Executive Officer and the four most highly compensated executive officers of TRH.

                           SUMMARY COMPENSATION TABLE

                                                              LONG TERM
                                                             COMPENSATION
                                                                AWARDS                               SICO
                                         ANNUAL          --------------------                        LTIP
                                     COMPENSATION(1)     SECURITIES                               PAYOUTS NOT
                                   -------------------   UNDERLYING    LTIP        ALL OTHER        PAID BY
          NAME              YEAR    SALARY     BONUS      OPTIONS     PAYOUTS   COMPENSATION(2)     TRH(3)
          ----              ----    ------     -----      -------     -------   ---------------     ------
Robert F. Orlich ........   2003   $774,500   $417,000     100,000     --           $14,000       $       --
President and CEO           2002    666,923    343,000      50,000     --            11,000        1,295,840
                            2001    665,000    268,000      40,000     --            10,500               --

Steven S. Skalicky ......   2003   $474,038   $140,000      35,000     --           $14,000       $   85,935
Exec. V.P. and CFO          2002    426,154    100,000      15,000     --            11,000          543,906
                            2001    425,000     90,000      12,500     --            10,500          108,806

Paul A. Bonny ...........   2003   $444,008   $135,000      35,000     --           $58,899       $   85,935
Exec. Vice President        2002    397,331    115,000      15,000     --            50,371          511,020
                            2001    372,764     71,000      12,500     --            47,207          124,350

Javier E. Vijil .........   2003   $442,884   $130,000      35,000     --           $ 9,000       $   77,342
Exec. Vice President        2002    391,346     94,000      15,000     --             7,333          333,976
                            2001    390,000     70,000      12,500     --             6,999           94,511

Robert V. Mucci .........   2003   $406,346   $ 80,000      32,500     --           $14,000       $   77,342
Exec. Vice President        2002    361,154     66,000      12,500     --            11,000          314,175
and Chief Actuary           2001    360,000     66,000      10,000     --            10,500          124,350

---------

(1) With respect to each executive officer named in the table, the aggregate amount of perquisites and other personal benefits, securities or property was less than either $50,000 or 10% of the total annual salary and bonuses reported for such executive officer.

(2) Amounts shown for Messrs. Orlich, Skalicky, Vijil and Mucci represent matching contributions under TRH's 401(k) Plan. Amounts shown for Mr. Bonny reflect contributions by TRH to The AIG Retirement Savings Plan (United Kingdom.)

(3) THE LTIP PAYOUTS WILL BE MADE BY SICO PURSUANT TO ITS DEFERRED COMPENSATION PROFIT PARTICIPATION PLAN (THE 'SICO PLAN') AND WILL NOT BE PAID BY OR CHARGED TO TRH. Amounts shown represent the value of shares of AIG Common Stock contingently allocated and/or paid out under the SICO Plan. The SICO Plan came into being in 1975 when the voting shareholders and Board of Directors of SICO, a private holding company whose principal asset consists of AIG Common Stock, decided that a portion of the capital value of SICO should be used to provide an incentive plan for the current and succeeding managements of all American International companies, including TRH. Participation in the SICO Plan by any person, and the amount of such participation, is at the sole discretion of SICO's Board of Directors, and NONE OF THE COSTS OF THE VARIOUS BENEFITS PROVIDED UNDER SUCH PLAN IS PAID BY OR CHARGED TO TRH. The SICO Plan provides that shares currently owned by SICO may be contingently set aside by SICO for the benefit of the participant and distributed upon retirement provided that the employee fulfills the terms of the SICO Plan. The SICO Board of Directors may permit an early pay-out of units under certain circumstances, and certain of the individuals named in the Summary Compensation Table are eligible for such early pay-out with respect to units awarded to them for the periods shown. In May, 2001 Messrs. Skalicky, Bonny and Mucci received a partial payout relating to the 1997-1998 SICO Plan and in July, 2001 Mr. Vijil received a partial payout relating to the 1997-1998 SICO Plan. In May, 2002 Messrs. Skalicky, Vijil and Mucci received a partial payout relating to the 1997-1998 SICO Plan and in June, 2002 Mr. Bonny received a partial payout relating to the 1997-1998 SICO plan. In May, 2003 Messrs.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)
    Skalicky, Bonny, Vijil and Mucci received a partial payout relating to the 1999-2000 SICO Plan. The amounts distributed by SICO to the participants in 2001, and included in the value shown in the table, represented the market value of shares of AIG Common Stock at May 1, 2001, as follows:
    Skalicky -- $108,806; Bonny -- $124,350; Mucci -- $124,350. The amount distributed by SICO to Mr. Vijil in 2001, and included in the value shown in the table of $94,511, represented the market value of shares of AIG Common Stock at July 20, 2001. The amounts distributed by SICO to the participants in 2002, and included in the value shown in the table, represent the market value of shares of AIG Common Stock at May 1, 2002, as follows:
    Skalicky -- $92,676; Vijil -- $79,436; Mucci -- $105,915. The amount distributed by SICO to Mr. Bonny in 2002, and included in the value shown in the table was $94,500, this amount represented the market value of shares of AIG Common Stock at June 11, 2002. The amounts distributed by SICO to the participants in 2003, and included in the value shown in the table, represent the market value of shares of AIG Common Stock at May 1, 2003, as follows: Skalicky -- $85,935; Bonny -- $85,935; Vijil -- $77,342; Mucci --
    $77,342. Prior to earning the right to pay-out, the participant is not entitled to any equity interest with respect to such shares, and shares are subject to forfeiture under certain conditions, including but not limited to the participant's voluntary termination of employment with TRH or AIG prior to normal retirement age other than by death or disability. In addition, SICO's Board of Directors makes the final decision whether to pay a participant cash in lieu of shares of AIG Common Stock. In February, 2003, a determination was made as to the number of AIG shares contingently allocable to the participants in the SICO Plan with respect to units awarded in December 2000 with respect to the January 1, 2001 to December 31, 2002 period but not distributed under the SICO Plan. The values shown for the year 2002 also include an amount representing the number of AIG shares, based on the closing sale price of AIG Common Stock on December 31, 2002 of $57.85, contingently allocated as follows: Orlich -- 22,400 shares;
    Skalicky -- 7,800 shares; Bonny -- 7,200 shares; Vijil -- 4,400 shares; Mucci -- 3,600 shares.

    The following tables set forth information for each of the five individuals named in the Summary Compensation Table as to (i) grants of options to purchase TRH Common Stock under the TRH 2000 Stock Option Plan during 2003, and
(ii) option exercises during 2003, and option values as of December 31, 2003, with respect to options to purchase TRH Common Stock granted under the TRH 2000 Stock Option Plan, TRH 1995 Stock Option Plan and the TRH 1990 Stock Option Plan.

                    OPTION GRANTS IN THE LAST FISCAL YEAR(1)

                                            INDIVIDUAL GRANTS
                          -----------------------------------------------------    POTENTIAL REALIZABLE
                                          % OF                                      VALUE(4) AT ASSUMED
                          NUMBER OF      TOTAL                                     ANNUAL RATES OF STOCK
                          SECURITIES    OPTIONS                                   PRICE APPRECIATION FOR
                          UNDERLYING   GRANTED TO                                       OPTION TERM
                           OPTIONS     EMPLOYEES    EXERCISE                      -----------------------
         NAME              GRANTED      IN 2003      PRICE     EXPIRATION DATE      5%(2)        10%(3)
         ----              -------      -------      -----     ---------------      -----        ------
Orlich.................     50,000       24.17       $65.85      March 24, 2013   $2,074,500   $5,235,000
                            50,000       19.63        77.59    December 4, 2013    2,444,000    6,168,500

Skalicky...............     15,000        7.25        65.85      March 24, 2013      622,350    1,570,500
                            20,000        7.85        77.59    December 4, 2013      977,600    2,467,400

Bonny..................     15,000        7.25        65.85      March 24, 2013      622,350    1,570,500
                            20,000        7.85        77.59    December 4, 2013      977,600    2,467,400

Vijil..................     15,000        7.25        65.85      March 24, 2013      622,350    1,570,500
                            20,000        7.85        77.59    December 4, 2013      977,600    2,467,400

Mucci..................     12,500        6.04        65.85      March 24, 2013      518,625    1,308,750
                            20,000        7.85        77.59    December 4, 2013      977,600    2,467,400

                                                        (Footnotes on next page)

(Footnotes from previous page)

(1) The options reflected in the table were granted in March and December 2003 and will become exercisable at a rate of 25% per year, commencing in March and December 2004.

(2) The appreciated price for the March and December 2003 options would be $107.34 per share and $126.47 per share, respectively.

(3) The appreciated price for the March and December 2003 options would be $170.55 per share and $200.96 per share, respectively.

(4) The assumed 5% and 10% annual rates of stock price appreciation used in the table are prescribed by the proxy rules and are not intended to forecast possible future appreciation in the price of TRH Common Stock. OPTIONS WOULD HAVE NO REALIZED VALUE IF THERE WERE NO APPRECIATION OR IF THERE WERE DEPRECIATION FROM THE PRICE AT WHICH THE OPTIONS WERE GRANTED.

              AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR
                           AND YEAR-END OPTION VALUES

                                                             TOTAL NUMBER OF         TOTAL VALUE OF UNEXERCISED,
                                                        UNEXERCISED OPTIONS HELD      IN-THE-MONEY OPTIONS HELD
                          NUMBER OF                        AT FISCAL YEAR END           AT FISCAL YEAR END(2)
                       SHARES ACQUIRED      VALUE      ---------------------------   ---------------------------
        NAME             ON EXERCISE     REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
        ----             -----------     -----------   -----------   -------------   -----------   -------------
Orlich...............       30,593       $1,640,237      286,282        156,250      $8,941,932     $1,334,625
Skalicky(3)..........            0                0       80,237         52,500       2,267,163        422,926
Bonny................        7,875          420,706      109,375         52,500       3,694,449        422,926
Vijil................       15,843          566,163       85,323         52,500       2,536,824        422,926
Mucci................        5,736          319,111      103,688         46,937       3,856,825        364,218

---------

(1) Aggregate market value on date of exercise less aggregate option price.

(2) Total value of vested and unvested options based on a fair market value of TRH Common Stock of $80.80 per share, as of December 31, 2003.

(3) In addition to the amounts disclosed in the table, Mr. Skalicky exercised 6,328 AIG options which resulted in income realized of $286,310, measured as the market value on date of exercise less the option price. As of December 31, 2003, Mr. Skalicky has zero unexercised AIG options.

    The following table summarizes certain information with respect to benefits that the proxy rules classify as granted under Long-Term Incentive Plans which were granted (with respect to the 2003-2004 period) to the five individuals named in the Summary Compensation Table.

                    SICO LONG-TERM INCENTIVE PLAN AWARDS(1)

                                              NUMBER OF
NAME                                            UNITS     UNIT AWARD PERIOD  ESTIMATED FUTURE PAYOUTS
----                                            -----     -----------------  ------------------------
Orlich......................................    1,600         Two years           25,600 shares
Skalicky....................................      700         Two years            8,400 shares
Bonny.......................................      650         Two years            7,800 shares
Vijil.......................................      650         Two years            7,800 shares
Mucci.......................................      500         Two years            4,000 shares

---------

(1) Awards represent grants of units under the SICO Plan described in Note 3 to the Summary Compensation Table with respect to the two-year period from January 1, 2003 through December 31, 2004. The SICO Plan contains neither threshold amounts nor maximum payout limitations. The number of shares of AIG Common Stock, if any, allocated to a unit for the benefit of a participant in the SICO Plan is primarily dependent upon two factors: the growth in future earnings of AIG during the unit award period and the book value of AIG at the end of the award period. As a result, the number of shares to be allocated with respect to units held for the 2003-2004
                                               (Footnote continued on next page)

(Footnote continued from previous page)
    period and the value of such shares upon future payout cannot be determined at this time. The number of shares shown under 'Estimated Future Payouts' represent the number of shares contingently allocable to the named individuals based upon the units awarded to them for the 2003-2004 period, assuming the same criteria as those used to allocate the shares of AIG Common Stock for the 2001-2002 period. As noted in the description of the SICO Plan in Note 3 to the Summary Compensation Table, prior to earning the right to pay-out, the participant is not entitled to any equity interest with respect to such shares, and the shares are subject to forfeiture under certain conditions, including but not limited to the participant's voluntary termination of employment with TRH or AIG prior to normal retirement age other than by death or disability. ANY PAYMENTS ULTIMATELY DISTRIBUTED UNDER THE SICO PLAN WILL NOT BE PAID BY TRH AND WILL NOT BE DILUTIVE TO TRH STOCKHOLDERS.

PENSION BENEFITS

    TRH employees are eligible to participate in or have participated in various AIG benefit plans.

    Through March 31, 1985, when such plan was terminated, employees of AIG and its subsidiaries, including TRH and its subsidiaries, who are citizens of the United States or non-citizens working in the United States were covered under the American International Group, Inc. Pension Plan, a contributory, qualified, defined benefit plan ('Original Pension Plan'). The annual pension for a participant was equal to 1.75% of Average Final Compensation multiplied by years of credited service as a participant (up to 40 years) less 1.4286% of his Social Security Benefit multiplied by years of credited service (limited to 35 years). Average Final Compensation was defined as the average annual compensation of a participant during the 3 consecutive years in the last 10 years of his credited service affording the highest such average, or during all of the years of his credited service if less than 3 years. Benefits were paid monthly during the life of the participant, or, if applicable, during the joint lives of the participant and his contingent annuitant. The annual retirement allowance for participants with at least 10 years of credited service was not less than 50% of 1.75% of Average Final Compensation, multiplied by years of credited service, or $1,200, whichever was greater. On April 1, 1985, a new non-contributory, qualified, defined benefit plan ('Current Retirement Plan') was established, with provisions substantially the same as the Original Pension Plan, except for the non contributory feature and except that in the annual pension formula described above, 1.25% of Average Final Compensation is multiplied by years of credited service as a participant (up to 44 years) less 1.25% of his Social Security Benefit multiplied by years of credited service (limited to 35 years). The 1.25% of Average Final Compensation is also used in the determination of the minimum retirement allowance. Effective January 1, 1989, the Current Retirement Plan formula changed in accordance with government mandated regulations from a Social Security offset to a Social Security integration method of computation where the offset is the average of the final three years' compensation but no greater than 150% of the employee's 'covered compensation' (the average of the Social Security Wage bases during the 35 years preceding the Social Security retirement age) times credited service up to 35 years, multiplied by an applicable Social Security retirement age factor. For employees terminating from active service after January 1, 1993, the benefit formula for credited service on and after April 1, 1985 changed from 1.25% to 1.35% of Average Final Compensation. Effective January 1, 1996, the Current Retirement Plan formula now equals 1.25% times Average Final Compensation up to 150% of the employee's 'covered compensation' plus 1.75% times Average Final Compensation in excess of 150% of 'covered compensation' times years of credited service prior to April 1, 1985 (up to 35 years) plus 1.75% times Average Final Compensation times years of credited service in excess of 35 years but limited to 40 years; plus ..925% times Average Final Compensation up to 150% of the employee's 'covered compensation' plus 1.425% times Average Final Compensation in excess of 150% of 'covered compensation' times years of credited service after April 1, 1985 (up to 35 years) plus 1.425% times Average Final Compensation times years of credited service in excess of 35 years but limited to 44 years.

    As a result of the termination of the Original Pension Plan, all benefits accruing to the termination date became vested regardless of an employee's years of service and annuities were purchased for benefits payable under that plan. AIG was entitled to receive the surplus remaining in the Original Pension Plan, other than the portion of the surplus attributable to employee contributions.

    The 401(k) Plan for employees, provides for salary reduction contributions by employees and matching contributions by TRH. The retirement benefits for most employees who participate in both the Current Retirement Plan and the 401(k) Plan will be substantially greater than the benefits which would have been received under the Original Pension Plan.

    Annual amounts of normal retirement pension commencing at normal retirement age of 65 based upon Average Final Compensation and credited service under the Current Retirement Plan and a supplemental retirement plan ('the Supplemental Plan') are illustrated in the following table:

                       ESTIMATED ANNUAL PENSION AT AGE 65

                                        TOTAL YEARS OF CREDITED SERVICE AS A PLAN PARTICIPANT
       AVERAGE FINAL          --------------------------------------------------------------------------
        COMPENSATION          10 YEARS   15 YEARS   20 YEARS   25 YEARS   30 YEARS   35 YEARS   40 YEARS
        ------------          --------   --------   --------   --------   --------   --------   --------
$125,000....................  $ 14,341   $ 21,512   $ 28,682   $ 35,853   $ 43,024   $ 50,194   $ 57,365
 150,000....................    17,904     26,856     35,807     44,759     53,711     62,663     71,615
 175,000....................    21,466     32,199     42,932     53,665     64,399     75,132     85,865
 200,000....................    25,029     37,543     50,057     62,572     75,086     87,600    100,115
 225,000....................    28,591     42,887     57,182     71,478     85,774    100,069    114,365
 250,000....................    32,154     48,231     64,307     80,384     96,461    112,538    128,615
 300,000....................    39,279     58,918     78,557     98,197    117,836    137,475    157,115
 375,000....................    49,966     74,949     99,932    124,916    149,899    174,882    199,865
 400,000....................    53,529     80,293    107,057    133,822    160,586    187,350    214,115
 500,000....................    67,779    101,668    135,557    169,447    203,336    237,225    271,115
 600,000....................    82,029    123,043    164,057    205,072    246,086    287,100    328,115
 750,000....................   103,404    155,106    206,807    258,509    310,211    361,913    413,615
 800,000....................   110,529    165,793    221,057    276,322    331,586    386,850    442,115

    With respect to the individuals named in the Summary Compensation Table on page 8, other than Mr. Bonny, their respective years of credited service (under both plans) through December 31, 2003 are as follows: Orlich 17.17 years, Skalicky 17.42 years, Vijil 9.92 years, Mucci 20.67 years. Pensionable salary includes only the regular salary paid by TRH and its subsidiaries and does not include amounts attributable to bonuses or overtime pay. For such named individuals, pensionable salary during 2003 was as follows: Orlich -- $742,500; Skalicky -- $474,038; Vijil -- $442,884; Mucci -- $406,346.

    Effective January 1, 1991 a Supplemental Plan was provided to pay a benefit to Current Retirement Plan participants in an amount equal to the reduction in the benefit payable as a result of the Federal limitation. Messrs. Orlich, Skalicky, Vijil and Mucci were participants in the Supplemental Plan at December 31, 2003. In September 2002, AIG approved an Excess Retirement Income Plan (effective as of June 1, 2002) which provides the same benefits described above and replaces the Supplemental Plan.

    During 1993, 1994 and up to June 1, 1995, Mr. Bonny participated in The AIG Pension Plan (United Kingdom), a defined benefit plan, in which the TRH contributions were calculated by the actuaries for that plan. Mr. Bonny currently participates in The AIG Retirement Savings Plan (United Kingdom), a defined contribution plan, to which he contributed approximately 15 percent of his pensionable salary in 2003. Contributions to this plan by TRH vary based on employee age, pensionable service and the employee's voluntary contributions. During 2003, TRH contributed approximately 13 percent of Mr. Bonny's pensionable salary of $444,008 to the plan based on his age, voluntary contribution and his
21.9 years of pensionable service.

PERFORMANCE GRAPH

    The following Performance Graph compares the cumulative total stockholder return on TRH Common Stock (assuming reinvestment of dividends) from December 31, 1998 through December 31, 2003, with the cumulative total return of the Standard & Poor's Midcap 400 Index and the cumulative total return of the S&P 500 Property & Casualty Insurance Index which was formerly called the Insurance (PPTY-CAS)-500 Index.

                    CUMULATIVE TOTAL RETURN TO STOCKHOLDERS
                    VALUE OF $100 INVESTED IN DECEMBER, 1998

                                   [GRAPHIC]

                                           S&P 500
               TRANSATLANTIC             PROPERTY &                 S&P MIDCAP
               HOLDINGS, INC.         CASUALTY INSURANCE            400 INDEX
               --------------         ------------------            ----------
Dec. 98          $100                      $100                        $100
Dec. 99          $103.96                   $ 74.51                     $114.72
Dec. 00          $141.82                   $116,11                     $134.81
Dec. 01          $183.69                   $106.80                     $133.99
Dec. 02          $135.35                   $ 95.03                     $114.54
Dec. 03          $164.93                   $120.13                     $155.34

RELATIONSHIP WITH AIG

    AIG is a holding company which, through its subsidiaries, is engaged in a broad range of insurance and insurance related activities in the United States and abroad. AIG's primary activities include both general and life insurance operations. Other significant activities include financial services, and retirement services and asset management. The AIG Group (AIG, together with its subsidiaries, is referred to herein as the 'AIG Group') is one of the largest purchasers of reinsurance in the insurance industry based on premiums ceded.

    AIG Group owns 59.53% of the outstanding TRH Common Stock. Four of TRH's 9 current directors, including the Chairman, are current, or in the case of Mr. Matthews retired, executive officers of AIG and hold the following positions with AIG: Mr. Greenberg is a Director and Chairman and Chief Executive Officer; Mr. Matthews is a Senior Advisor; Mr. Smith is a Director, Vice Chairman, Chief Financial Officer and Chief Administrative Officer and Mr. Tizzio is Senior Vice Chairman -- General Insurance.

AIG GROUP REINSURANCE

    TRH, through its wholly-owned subsidiaries TRC, Putnam and Trans Re Zurich either accepts or rejects reinsurance offered by subsidiaries of AIG based upon TRH's assessment of risk selection, pricing, terms and conditions. Historically, and with few exceptions, TRH has generally not set terms and conditions as lead underwriter with respect to treaty reinsurance with subsidiaries of AIG; however,

TRH may in the future set terms and conditions with respect to such business as a lead underwriter and intends that the terms and conditions of any such reinsurance will be negotiated on an arms' length basis. The Underwriting Committee of the Board of Directors of TRH, which includes at least one director of TRH who is not an employee of the AIG Group, monitors TRH's underwriting policies. (See 'Compensation Committee Interlocks and Insider Participation').

    Approximately $633 million (17%), $395 million (13%) and $232 million (10%) of gross premiums written by TRH in the years 2003, 2002 and 2001, respectively, were attributable to reinsurance purchased by subsidiaries of AIG, for the production of which TRH paid ceding commissions to such AIG subsidiaries totaling approximately $167 million, $88 million and $50 million, respectively, in such years. TRH has no goal with respect to the portion of AIG Group subsidiary versus non-AIG Group subsidiary business it accepts. TRH's objective in determining its business mix is to evaluate each underwriting opportunity individually with a view to maximizing overall underwriting results.

    TRH retroceded approximately $87.3 million of gross premiums written to subsidiaries of AIG in 2003 and received ceding commissions of approximately $9.8 million for the production of such business.

CERTAIN TRANSACTIONS WITH THE AIG GROUP

    Pursuant to service and lease agreements, the AIG Group furnishes to TRH certain office space, data processing, human resource related activities and certain other administrative services. TRH may terminate the service agreements by giving six months' written notice to AIG. TRH paid approximately $4.7 million to the AIG Group for these services in 2003. (See 'Compensation Committee Interlocks and Insider Participation').

    Pursuant to an investment management contract, AIG Global Investment Corp., an AIG subsidiary, acts as investment manager for TRH. Under the terms of this agreement, AIG Global Investment Corp. has discretion to manage all the investment activities of TRH, except with respect to its cash equivalents, subject to the directions of TRH's Board of Directors and within the limits imposed by the New York Insurance Law. The agreement may be terminated by either party at any time. AIG Global Investment Corp. also provides investment management services for other clients. In addition, during 2003, AIG Capital Management Corp., an AIG subsidiary, provided investment advisory and management services for substantially all TRH's cash equivalents. TRH paid an aggregate of approximately $4.4 million to AIG Global Investment Corp. and AIG Capital Management Corp. for such investment management services in 2003.

    TRH's employees participate in benefit plans administered by AIG including a noncontributory defined benefit pension plan, an employee stock purchase plan, a stock incentive plan and a voluntary savings plan (a 401(k) plan) which provides for certain matching contributions.

    TRH maintains a policy of directors and officers ('D&O') liability insurance for itself, its directors and officers, its subsidiaries, and their directors and officers. TRH, as a subsidiary of AIG, is covered under AIG's D&O policy. In 2003, TRH paid AIG approximately $47,000 for its allocable portion of AIG's D&O premiums.

    These services have been obtained at a cost which, in the opinion of TRH, has not exceeded the cost of obtaining such services from unaffiliated sources. The cost of certain of these services may increase or decrease in the future, subject to negotiation, but in any event are expected not to exceed the cost of obtaining such services from unaffiliated sources.

RELATIONSHIP WITH SICO AND STARR

    SICO and Starr owned 11.9% and 1.8%, respectively of AIG's outstanding common stock at January 31, 2004. Messrs. Greenberg, Matthews, Orlich, Smith and Tizzio, directors of TRH, are also stockholders, executive officers or directors of SICO or Starr. (See 'Ownership of Certain Securities').

    Certain of Starr's subsidiaries operate as insurance agencies or brokers and in such capacity produce business for TRH. Commissions paid by TRH to Starr for these services approximated $11,170,000 in 2003. From these payments, which constituted less than 3.1% of Starr's gross revenues in

2003, Starr is required to pay its operating expenses and commissions due originating brokers. The amounts are paid on terms available to unaffiliated parties and represent less than 0.33% of TRH's gross revenues in 2003.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee of the Board of Directors consists of Messrs. Balog, Greenberg, Mackowski and Tizzio. No member of the Compensation Committee is a current officer or employee of the Company (or any of its subsidiaries) or was such an officer or employee at any time subsequent to June 1990, when the Company became a reporting company under the Exchange Act.
Mr. Greenberg is a director and Chairman and Chief Executive Officer of AIG and Mr. Tizzio is Senior Vice Chairman-General Insurance of AIG. Mr. Greenberg and Mr. Tizzio are stockholders, directors and/or executive officers of SICO and Starr. AIG owns 59.53% of the outstanding TRH Common Stock and members of the AIG Group engage in reinsurance and retrocession transactions with TRH, and provide certain administrative and advisory services to TRH, in the ordinary course of TRH's business. Approximately $633 million (17%) of gross premiums written by TRH in 2003 was attributable to reinsurance purchased by subsidiaries of AIG, for the production of which TRH paid ceding commissions to such AIG subsidiaries totaling approximately $167 million in such year. TRH retroceded approximately $87.3 million of gross premiums written to subsidiaries of AIG in 2003 and received ceding commissions of approximately $9.8 million for the production of such business. TRH's employees participate in benefit plans administered by AIG including a noncontributory defined benefit pension plan, an employee stock purchase plan, a stock incentive plan and a voluntary savings plan (a 401(k) plan) which provides for certain matching contributions. Pursuant to service and lease agreements, the AIG Group furnishes to TRH certain office space, data processing, human resource related activities and certain other administrative services. TRH paid approximately $4.7 million to the AIG Group for these services in 2003. Pursuant to an investment management contract, AIG Global Investment Corp., an AIG subsidiary, acts as investment manager for TRH. In addition, during 2003, AIG Capital Management Corp., an AIG subsidiary, provided investment advisory and management services for substantially all TRH's assets held as cash equivalents. TRH paid an aggregate of approximately
$4.4 million to AIG Global Investment Corp. and AIG Capital Management Corp. for such investment management services in 2003. TRH maintains a policy of directors and officers ('D&O') liability insurance for itself, its directors and officers, its subsidiaries, and their directors and officers. TRH, as a subsidiary of AIG, is covered under AIG's D&O policy. In 2003, TRH paid AIG approximately $47,000 for its allocable portion of AIG's D&O premiums. SICO, Starr and the Starr Foundation owned 11.9%, 1.8% and 2.0%, respectively, of AIG Common Stock at January 31, 2004. Certain of Starr's subsidiaries operate as insurance agencies or brokers and in such capacity produce business for TRH. Commissions paid by TRH to Starr for these services approximated $11,170,000 in 2003. From these payments, which constituted less than 3.1% of Starr's gross revenues in 2003, Starr is required to pay its operating expenses and commissions due originating brokers. The amounts represented less than 0.33% of TRH's gross revenues in 2003. The members of the Stock Option Plan Committee are Messrs. Balog and Mackowski, each of whom is a 'non-employee director' within the meaning of Rule 16b-3 under the Exchange Act.

COMMITTEE REPORTS ON EXECUTIVE COMPENSATION

    REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    The Compensation Committee ('Committee') met on December 4, 2003. The Committee is composed solely of non-employee directors. The Committee is responsible for developing and making recommendations to the Board of Directors with respect to executive officer compensation policies and determines the cash compensation to be paid to the President and Chief Executive Officer and each of the other executive officers of the Company. The objectives of the Committee in determining the amount and type of cash compensation for each executive officer are to (i) provide a level of base compensation which would allow the Company to attract, retain and reward superior talent, and (ii) align the executive officers' interest with the success of the Company through the payment of bonuses based on the Company's performance. The Committee reviews the actions of the Stock Option Plan

Committee and addresses the mix of compensation forms (salary, bonus, stock options) to foster long-term management motivation, development and stability.

    The Company's compensation policies continue to be subjective, and no specific formulas are applied in making compensation decisions. Before making any compensation recommendations, the Committee in conjunction with the Corporate Compensation Department ('Corporate Compensation') conducted a proxy analysis using data from selected publicly traded companies and collected and summarized data from the Watson Wyatt Reinsurance Survey ('Watson Survey').

    With respect to the proxy analysis, the compensation of TRH executives were compared to executives at other publicly traded competitors based on their job titles and responsibilities. The Committee also considered various financial data of the selected companies, such as return on equity, expense ratio, combined ratio, change in reserves, and the value today of $100 invested in June 1990 in its analysis. With respect to the Watson Survey, two special studies were analyzed, one study looked at companies with Gross Written Premiums greater than $1 billion and the other study looked at a group of 10 companies against which TRH competes for executive talent.

    The compensation analysis considered all cash and equity components, including salary, bonus, intermediate compensation and long-term compensation. Once the analysis was completed, the Committee reviewed the analysis in detail with Corporate Compensation. The Committee believes that the Company's strong performance in 2003 was largely attributable to the leadership of senior management. It was agreed that it would be in the best interest of the Company and its stockholders to compensate these individuals in a manner commensurate with their contributions to the Company's success. Accordingly, based solely on a subjective review, Robert F. Orlich, the Company's President and Chief Executive Officer, was given a year-end 2003 bonus. Management's recommendations with respect to the other executives of the Company were also reviewed, considered and approved, based upon a subjective review of their respective responsibilities and contributions to the Company.

    The Committee is informed of all compensation paid by Starr and SICO to TRH's senior management, as well as the opportunities afforded to certain members of TRH's senior management to invest in Starr common stock. It takes such compensation, including awards under the SICO Plan, into account to the extent such compensation is paid for services to TRH and its subsidiaries.

    The Compensation Committee has considered the tax deductibility of compensation to its executive officers in light of Section 162(m) of the Internal Revenue Code of 1986, as amended (the 'Code'). Any amounts paid in excess of $1 million will not be deductible pursuant to Section 162(m). The Company has structured the TRH 1990, 1995 and 2000 Stock Option Plans with the intention that the compensation resulting from such plans would be deductible in light of Code Section 162(m).

                                            COMPENSATION COMMITTEE:

                                            James Balog, Chairman
                                            M.R. Greenberg
                                            John J. Mackowski
                                            Thomas R. Tizzio

        REPORT OF THE STOCK OPTION PLAN COMMITTEE ON EXECUTIVE COMPENSATION

    The Stock Option Plan Committee ('Committee') undertook a Committee action on March 24, 2003 and held a meeting on December 4, 2003. The Committee is composed solely of independent directors. The Committee is responsible for administering the TRH stock option plans and the TRH Stock Incentive Plan. The Committee's philosophy is that stock options are a particularly important part of the compensation that inherently correlates long-term individual motivation and reward to Company performance. The Committee's approach is subjective. The Committee does not use specific criteria or formula to calculate the aggregate number of options granted or the grants to each individual. As part of its general discussion, the Committee considered the past and potential contribution to the Company of its executive officers, the amount of options awarded in prior years, the option grants awarded by other reinsurers as disclosed in publicly available materials as described above, the successful financial performance of the Company, the Company's long-term compensation goals and the cash compensation paid to the Company's executive officers. The Committee concluded that the Company's executive officers demonstrated superior leadership toward the Company's strong performance in 2003. As a result, in December 2003, the Committee provided significant option grants for the Company's executive officers' 2003 performance. In March 2003, in light of the decline in market price of TRH Common Stock, the Committee determined that additional incentives were needed to retain and motivate employees and, accordingly, made an additional grant of options. In addition, in March and December of 2003, the Committee approved the granting of options to certain directors. The option grants to directors were made after reviewing and approving management's recommendations, which were based on a subjective assessment of each individual's past and prospective contribution to the Company.

                                            STOCK OPTION PLAN COMMITTEE:

                                            James Balog, Chairman
                                            John J. Mackowski

                         REPORT OF THE AUDIT COMMITTEE

    The role of the Audit Committee ('Committee') is to assist the Board of Directors in its oversight of TRH's financial reporting process. The Board of Directors, in its business judgment, has determined that all members of the Committee are 'independent', as required by applicable listing standards of the New York Stock Exchange. The Committee currently operates pursuant to a Charter that was adopted on March 25, 2004, a copy of which is attached to the Proxy Statement as Appendix B. Prior to that date, the Committee operated pursuant to a Charter that was last amended and restated by the Board on September 19, 2002. As set forth in the Audit Committee's Charter, the management of TRH is responsible for the preparation, presentation and integrity of TRH's financial statements, TRH's accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent accountants are responsible for auditing TRH's financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. At each regularly scheduled Audit Committee meeting, the Audit Committee meets separately with both the independent accountants and with the Director of Internal Audit. Both the independent accountants and the Director of Internal Audit have free access to the Audit Committee and the Chairman of the Audit Committee. At least annually, the Audit Committee reviews and discusses with the General Counsel his report on compliance matters.

    In the performance of its oversight function, the Committee has considered and discussed the audited financial statements with management and the independent accountants. The Committee has also discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. Finally, the Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, has considered whether the provision of non-audit services by the independent accountants to TRH and audit and non-audit services to TRH's affiliates is compatible with maintaining their independence and has discussed with the accountants their independence with regard to TRH.

    During 2003, the Audit Committee performed all of its duties and responsibilities under the then applicable Audit Committee Charter. Based upon the reports and discussions described in this report, on the role and responsibilities of the Committee described above and in the Audit Committee Charter, the Committee recommended to the Board that the audited financial statements be included in TRH's

Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

                                            AUDIT COMMITTEE:

                                            John J. Mackowski, Chairman
                                            James Balog
                                            C. Fred Bergsten

            II. RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

    The Audit Committee and the Board of Directors have recommended the employment of PricewaterhouseCoopers LLP as independent accountants of TRH for 2004. The firm, and its predecessors, has served as TRC's independent accountants since 1977 and TRH's since 1986. Representatives of the firm are expected to be present at the Annual Meeting with an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

    Audit Fees. The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of TRH's annual financial statements for the fiscal years ended December 31, 2003 and 2002 and for the reviews of the financial statements included in TRH's Quarterly Reports on Form 10-Q for those fiscal years was $637,640 and $567,805, respectively.

    Audit-Related Fees. The aggregate fees billed by PricewaterhouseCoopers LLP for audit-related professional services for the fiscal years ended December 31, 2003 and 2002 was $0 and $5,000, respectively. These services were performed for work related to TRH's compliance with the Sarbanes-Oxley Act of 2002.

    Tax Fees. The aggregate fees billed by PricewaterhouseCoopers LLP for professional tax services for the fiscal years ended December 31, 2003 and 2002 was $33,040 and $27,307, respectively. These services were performed in connection with international tax compliance on behalf of the company and expatriate employees.

    All Other Fees. The aggregate fees billed by PricewaterhouseCoopers LLP for services rendered to TRH, other than the services described above under 'Audit Fees', 'Audit-Related Fees' and 'Tax Fees' for the fiscal years ended
December 31, 2003 and 2002 was $0 and $0, respectively.

AUDIT COMMITTEE PRE-APPROVAL POLICIES AND PRECEDURES

    The Audit Committee has adopted policies and procedures for pre-approving all audit and non-audit services provided by the Company's independent auditors (the 'Policy') prior to the engagement of the independent auditors with respect to such services.

    Under the Policy, proposed services may be pre-approved on a periodic basis or individual engagements may be separately approved by the Audit Committee prior to the services being performed. In each case, the Audit Committee considers whether the provision of such services would impair the independent auditor's independence. All audit services, audit-related services, tax services and other services provided by PricewaterhouseCoopers LLP for 2003 were pre-approved by the Audit Committee.

    Ratification of the selection of accountants requires approval by a majority of the shares of TRH Common Stock present and entitled to vote at the meeting. Abstentions will have the effect of a vote against the proposal and broker non-votes will reduce the number of votes required to achieve a majority vote. Neither TRH's Certificate of Incorporation, as amended, nor its Amended and Restated By-Laws, require that the stockholders ratify the selection of PricewaterhouseCoopers LLP as its independent accountants. TRH's Board is requesting stockholder ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Board and the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP, but may retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the Board and the Audit Committee in their discretion may change the appointment at any time during the year if they determine that such change would be in the best interest of TRH and its stockholders.

    Your Board of Directors recommends a vote FOR the proposal to ratify the selection of PricewaterhouseCoopers LLP.

               III. STOCKHOLDER PROPOSALS FOR 2005 ANNUAL MEETING

    All suggestions from stockholders are given careful attention. Proposals intended to be presented at the 2005 annual meeting, and included in the Proxy Statement, should be sent to the TRH Corporate Secretary at 80 Pine Street, New York, New York 10005 and must be received by December 8, 2004. In addition, under TRH's Amended and Restated By-Laws, stockholders must comply with specified procedures to nominate directors or introduce an item of business at an annual meeting. Nominations or an item of business to be introduced at an annual meeting must be submitted in writing and received by TRH generally not less than 90 days nor more than 120 days in advance of an annual meeting. To be in proper written form, a stockholder's notice must contain the specific information required by TRH's Amended and Restated By-Laws. A copy of TRH's Amended and Restated By-Laws which describes the advance notice procedures can be obtained from the TRH Corporate Secretary.

                               IV. OTHER MATTERS

    While management knows of no other issues, if any other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy form to vote the proxy in accordance with their judgment on such matters.

INCORPORATION BY REFERENCE

    To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any other filing by TRH under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of this Proxy Statement entitled 'Committee Reports on Executive Compensation;' 'Report of the Audit Committee' (to the extent permitted by the rules of the Securities and Exchange Commission); 'Performance Graph' and the appendices to the Proxy Statement shall not be deemed to be so incorporated, unless specifically otherwise provided in such filing.

IMPORTANT NOTICE REGARDING DELIVERY OF STOCKHOLDER DOCUMENTS

    In accordance with a notice sent to certain stockholders of TRH Common Stock who hold TRH Common Stock through a broker or otherwise through a nominee and who share a single address, only one copy of this Notice of Annual Meeting of Stockholders and Proxy Statement and TRH's 2003 Annual Report to Stockholders is being sent to that address unless TRH receives contrary instructions from any stockholder at that address. This practice, known as 'householding', is designed to reduce printing and postage costs. However, if any stockholder residing at such address wishes to receive a separate copy of this Notice of Annual Meeting and Proxy Statement or TRH's Annual Report to Stockholders, he or she may contact Investor Relations at 80 Pine Street, New York, New York 10005, 212-770-2040 and TRH will deliver those documents to such stockholder promptly upon receiving the request. Any such stockholder may also contact Investor Relations if he or she would like to receive separate proxy materials and annual reports in the future. If a stockholder receives multiple copies of TRH's proxy materials and annual reports, he or she may request householding in the future by contacting TRH's Investor Relations.

PROXY SOLICITATION

    TRH will bear the cost of this solicitation of proxies. Proxies may be solicited by mail, personal interview, telephone and facsimile transmission by directors, their associates and approximately five officers and regular employees of TRH and its subsidiaries without receiving additional compensation. TRH will reimburse brokers and others holding stock in their names, or in the names of nominees, for forwarding proxy materials to their principals.

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
                                                                      APPENDIX A

                          TRANSATLANTIC HOLDINGS, INC.
                        DIRECTOR INDEPENDENCE STANDARDS

    Pursuant to the New York Stock Exchange ('NYSE') listing standards, a director shall be deemed to have a material relationship(1) with TRH(2) and shall not be considered 'independent' until three years(3) after the end of any of the following relationships with TRH:

    o A director who is employed by TRH or AIG(4) or has an immediate family member(5) employed as an executive officer of TRH.(6)

    o A director who receives, or has an immediate family member who receives, more than $100,000 per year in direct compensation from TRH or AIG, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided that such compensation is not in any way contingent on continued service) and other than compensation received by an immediate family member as a non-executive employee of TRH or AIG.

    o A director who is affiliated with or employed by, or who has an immediate family member affiliated with or employed in a professional capacity by, a present or former internal or external auditor of TRH.

    o A director who is employed, or has an immediate family member who is employed, as an executive officer of another company(7) where any of TRH's present executives serves on that company's compensation committee.

    o A director who is currently employed, or has a family member currently employed as an executive officer, by a for-profit company that makes payments to or receives payments from TRH for property or services in an amount that exceeds, in any single fiscal year, the greater of $1 million or 2% of the other company's consolidated gross revenues.

    The following relationships and transactions shall not be deemed material for purposes of the NYSE listing standards. The fact that a particular relationship or transaction is not addressed by the below standards or exceeds the thresholds in these standards shall not create a presumption that the director is or is not 'independent'.

    o A relationship arising solely from a director's status as an executive officer, employee or a greater than 10% equity owner of a for-profit corporation or organization that has made payments to or received payments from TRH or AIG so long as the payments made or received during any of the past three fiscal years are not in excess of the greater of $1 million or 2% of the other

---------

(1) Such relationship may be either direct or as a partner, stockholder or officer of an organization that has a relationship with TRH.

(2) 'TRH' shall refer to Transatlantic Holdings, Inc. and its consolidated subsidiaries.

(3) Until November 4, 2004, the period shall be one year, rather than three years.

(4) 'AIG' shall refer to American International Group, Inc. and its consolidated subsidiaries.

(5) 'Immediate family member' includes a director's spouse, parents, children, siblings, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law, sisters-in-law and anyone (other than a domestic employee) who shares the director's home. When applying the relevant look-back provisions of the standards, persons who are no longer immediate family members as a result of legal separation or divorce or those who have died or become incapacitated shall not be considered.

(6) Employment or compensation received by a director for former service as an interim chairman or CEO does not need to be considered as a factor by the board in determining independence under this test.

(7) 'Executive officer' shall refer to such entity's president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice president of the entity in charge of a principal business unit, division or function, any other officer who performs a policy- making function, or any other person who performs similar policy-making functions for the entity.

    company's consolidated gross revenues for the fiscal year in which the payments were made (based on the other company's most recently available financial statements).

  o A relationship arising solely from director's ownership of 10% or less of the equity interests in an entity that has a relationship or engages in a transaction with TRH or AIG.

  o A relationship arising solely from a director's position as a director or advisory director (or similar position) of another for-profit or not-for-profit corporation or organization that engages in a transaction with TRH or AIG or receives contributions from TRH, AIG or the Starr Foundation.

  o A relationship arising solely from a director's affiliation with a charitable organization as an executive officer that receives contributions from TRH, AIG or The Starr Foundation, so long as such contributions (other than employee matching contributions) for a calendar year are not in excess of the greater of $1 million or 2% of the organization's consolidated gross revenues for the charitable organization's most recent fiscal year for which financial statements are publicly available.

  o The ownership by a director of equity securities of TRH or AIG, so long as the relationship is entered into in the ordinary course of business and is on substantially the same terms as those prevailing at the time for similarly situated persons who are not directors of TRH.

  o Any other relationship or transaction that is not required to be disclosed pursuant to Item 404(a) of Regulation S-K.

  o Any relationship or transaction with an immediate family member of a director that would fall within one of the preceding standards.

                                                                      APPENDIX B

                          TRANSATLANTIC HOLDINGS, INC.
                            AUDIT COMMITTEE CHARTER

I. PURPOSE OF THE AUDIT COMMITTEE

    The Audit Committee (the 'Committee') of the Board of Directors (the 'Board') of Transatlantic Holdings, Inc. ('TRH') assists the Board in its oversight of (i) the integrity of TRH's financial statements, (ii) TRH's compliance with legal and regulatory requirements, (iii) the qualifications, independence and performance of TRH's independent auditor and (iv) the performance of TRH's internal audit function.

II. RESPONSIBILITIES

    TRH's business is managed under the oversight of the Board and the various committees of the Board, including the Committee. The basic responsibility of the Committee is to exercise its business judgment in carrying out the responsibilities described in this Charter in a manner the Committee members reasonably believe to be in the best interests of TRH and its stockholders.

    The preparation of TRH's financial statements in accordance with generally accepted accounting principles is the responsibility of management. The independent auditor is responsible for the planning and conduct of audits and determining whether the financial statements present fairly in all material respects TRH's financial position and results of operations.

III. COMMITTEE MEMBERSHIP

    The Committee shall be comprised of at least three directors, each of whom shall serve at the pleasure of the Board and be independent under the rules of the Securities and Exchange Commission ('SEC') and the New York Stock Exchange, Inc. ('NYSE') and satisfy all other requirements for Committee membership of the NYSE and any other applicable law, rule or regulation. The Board shall appoint a chairperson of the Committee.

    Each member of the Committee shall be 'financially literate'. At least one member of the Committee shall have 'accounting or related financial management expertise'. At least one member of the Committee shall be an 'audit committee financial expert' as defined by SEC rules.

    No Committee member shall simultaneously serve on the audit committees of more than two other public companies unless the Board determines that such simultaneous service would not impair the ability of that Committee member effectively to serve on the Committee.

    Determinations of independence, audit committee financial expertise, financial literacy and accounting or related financial management expertise shall be made by the Board as the Board interprets such qualifications in its business judgment and in accordance with applicable law and regulation and SEC and NYSE rules and standards.

IV. ORGANIZATION

    The Committee will meet at least once every fiscal quarter or more frequently as it deems necessary or appropriate to carry out its responsibilities. Members of the Committee may participate in a meeting of the Committee by means of conference call or similar communications equipment by means of which all persons participating in the meeting can hear each other.

    The chairperson of the Committee shall, in consultation with other Committee members, set the agenda for and preside at meetings of the Committee. The Corporate Secretary of TRH or another designated individual shall record and keep minutes of all Committee meetings.

V. RELATIONSHIP WITH INDEPENDENT AUDITOR

 A. The independent auditor for TRH is accountable to the Board and the Committee, as representatives of the stockholders. The Committee, in its capacity as a committee of the Board, shall be directly responsible for the appointment, compensation, retention, and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) and any other registered public accounting firm retained for the purpose of preparing or issuing an audit report or performing other audit, review, or attestation services for TRH, and the independent auditor shall report directly to the Committee.

 B. The Committee shall discuss with the independent auditor, at least on an annual basis, the matters required to be discussed by (1) Statement on Auditing Standards No. 61, as it may be amended, relating to the conduct of the audit and (2) Statement on Auditing Standards No. 100, as it may be amended ('SAS100'), relating to the conduct of a review of interim financial information.

 C. The Committee shall review with the independent auditor the items as to which the independent auditor is required to report to the Committee pursuant to Section 10A(k) of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), and any rules and regulations promulgated thereunder, as in effect from time to time. These include (1) all critical accounting policies and practices to be used, (2) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management; (3) the ramifications of the use of such alternative disclosures and treatment, (4) the treatment preferred by the independent auditor and (5) other material written communications between the independent auditor and management.

 D. The Committee shall review with the independent auditor (1) any management letter provided by the independent auditor and management's response to that letter, (2) a summary of the major audit reports issued by the internal auditor department and management's response thereto, (3) any accounting adjustments that were noted or proposed by the independent auditor but were 'passed' (as immaterial or otherwise) and (4) any significant written communications between the audit team and the independent auditor's national office respecting auditing or accounting issues presented by the engagement.

 E. The Committee shall review with the independent auditor the responsibilities, budget, and staffing of TRH's internal audit function.

 F. The Committee shall review with the independent auditor audit problems or difficulties encountered by the independent auditor in the course of its annual audit work and management's response, including any restrictions on the scope of the independent auditor's activities or access to required information, and any significant disagreements with management.

 G. The Committee shall obtain from the independent auditor assurance that the audit was conducted in a manner consistent with Section 10A of the Exchange Act, which sets forth certain procedures to be followed in any audit of financial statements required under the Exchange Act.

 H. As required by the NYSE, the Committee shall, at least annually, obtain and review a report by the independent auditor describing (1) the firm's internal quality-control procedures, (2) any material issues raised by
    (a) the most recent internal quality-control review (or peer review) of the firm or (b) any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues and (3) all relationships between the independent auditor and TRH, including the matters set forth in the letter provided by the independent auditor pursuant to Independence Standards Board Standard
    No. 1, to enable the Committee to assess the independent auditor's independence.

 I. The independent auditor shall submit to the Committee annually a formal written statement of the fees billed in each of the last two fiscal years for each of the following categories of services rendered by the independent auditor: (1) the audit of TRH's annual financial statements and the reviews of the financial statements included in TRH's Quarterly Reports on Form 10-Q or services that are normally provided by the independent auditor in connection with statutory and regulatory filings or engagements; (2) assurance and related services not included in clause (1) that are reasonably related to the performance of the audit or review of TRH's financial statements, in the aggregate and by each service;
    (3) tax compliance, tax advice and tax planning services, in the aggregate and by each service; and (4) all other products and services rendered by the independent auditor, in the aggregate and by each service.

 J. The Committee shall at least annually evaluate the qualifications, performance, and independence of the independent auditor, including the lead partner of the independent audit (in each case, in light of SEC and NYSE independence and other applicable standards then in effect). In this regard, the Committee will consider whether the provision of permitted non-audit services is compatible with maintaining the independent auditor's independence.

    The Committee shall assure the regular rotation of the lead audit partner as required by law and shall consider and discuss with management whether there should be a regular rotation of the independent auditor itself.

 K. The Committee shall present its conclusions with respect to the independent auditor to the Board at least annually.

 L. The Committee shall set clear policies for TRH's hiring of employees or former employees of the independent auditor.

VI. FINANCIAL DISCLOSURE

 A. The Committee shall meet with the independent auditor and TRH's internal auditors, prior to the commencement of the annual audit, to review the planning and scope of the audit.

 B. The Committee shall generally discuss the type and presentation of information to be included in earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies. It is not expected that the Committee will pre-approve each such release or guidance. The Committee shall discuss TRH's quarterly earnings press releases with management and the independent auditor prior to public release.

 C. The Committee shall discuss generally with management and the independent auditor the annual audited financial statements and the quarterly financial statements, including TRH's disclosures under 'Management's Discussion and Analysis of Financial Condition and Results of Operations'. The Committee shall also review TRH's disclosure controls and procedures with management on a quarterly basis. The Committee shall recommend to the Board whether the audited financial statements should be included in TRH's Annual Report on Form 10-K.

 D. The Committee shall discuss with management, the internal auditors, and the independent auditor major issues regarding accounting principles and financial statement presentations, including (1) any significant change in TRH's selection or application of accounting principles, (2) any major issues relating to the adequacy of TRH's internal controls, (3) any audit steps adopted in light of material control deficiencies, (4) the effect of regulatory and accounting initiatives on TRH's financial statements,
    (5) analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of TRH's financial statements and (6) any fraud, material or otherwise, that involved management or other employees who have a significant role in TRH's internal controls and that have come to the attention of management, the internal auditors or the independent auditor.

VII. COMMUNICATION WITH MANAGEMENT AND EMPLOYEES

 A. The Committee shall review with TRH's General Counsel legal, compliance or regulatory matters that may have a material impact on TRH's business, financial statements or compliance policies and any material reports or inquiries received from regulators and government agencies.

 B. The Committee will meet periodically in separate private sessions with management, the director of the internal auditing department, and the independent auditor to discuss any matters that the Committee believes appropriate. The Committee may request any officer or employee of TRH or its subsidiaries, TRH's outside counsel, or independent auditor to attend a meeting of the Committee or to meet with any members of, or experts and advisors to, the Committee.

 C. The Committee shall establish procedures for the receipt, retention, and treatment of complaints received regarding accounting, internal accounting controls, or auditing matters and for the confidential and anonymous submission by TRH employees of concerns regarding accounting or auditing matters.

VIII. OTHER RESPONSIBILITIES

 A. The Committee shall review the organization of the internal audit department, the adequacy of its resources, and the competence of its staff.

 B. The Committee shall prepare any report or other disclosure required to be prepared by the Committee pursuant to the rules of the SEC for inclusion in TRH's annual proxy statement.

 C. The Committee shall discuss the guidelines and policies governing the process by which senior management of TRH and the relevant operations of TRH assess and manage TRH's exposure to risk, as well as TRH's major financial risk exposures, and the steps management has taken to monitor and control such exposures.

 D. The Committee shall pre-approve all audit and permitted non-audit services from the independent auditor as required by SEC rules.

 E. The Committee may delegate authority to individual Committee members, as the Committee deems appropriate, and shall review the actions of such individuals as appropriate. The chairperson of the Committee is delegated the authority to discuss with the independent auditor the matters required to be discussed by SAS100.

 F. The Committee shall report regularly to the Board. The Committee shall review with the Board any issues that arise with respect to the quality or integrity of TRH's financial statements, TRH's compliance with legal or regulatory requirements, the performance and independence of TRH's independent auditor, and the performance of the internal audit function.

 G. The Committee shall exercise such other powers and authority as the Board shall, from time to time, confer upon it.

IX. COMMITTEE SELF-ASSESSMENT

    The Committee shall conduct an annual evaluation of its performance and report the results of such review to the Board. In connection with that annual review, the Committee shall also recommend to the Board any modifications of this Charter that the Committee deems necessary or appropriate. The format of the self-assessment shall be determined by the Committee.

X. RESOURCES AND AUTHORITY OF THE COMMITTEE

    The Committee shall have direct access to, and complete and open communications with, senior management and may obtain advice and assistance from internal legal, accounting, and other advisors to assist it. The Committee may retain independent legal, accounting, and other advisors to assist it, and may determine the compensation of such advisors, and TRH shall be responsible for any costs or expenses so incurred.

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

                                  Appendix 1

PROXY                                                                      PROXY

                          TRANSATLANTIC HOLDINGS, INC.

               Proxy Solicited on Behalf of the Board of Directors
                  Annual Meeting of Stockholders - May 20, 2004

     Maurice R. Greenberg and Robert F. Orlich, and each of them with full power of substitution, are hereby authorized to represent and vote all shares of common stock of Transatlantic Holdings, Inc. held of record on March 26, 2004 by the undersigned, at the Annual Meeting of Stockholders to be held on May 20, 2004 and at any adjournment thereof.

     The undersigned hereby revokes any proxy or proxies heretofore given to vote such stock, and hereby ratifies and confirms all that said attorneys and proxies, or their substitutes, may do by virtue hereof. If only one attorney and proxy shall be present and acting, then that one shall have and may exercise all of the powers of said attorneys and proxies.

     The undersigned hereby acknowledges receipt of the notice of said Annual Meeting of Stockholders, the Proxy Statement relating thereto and the Annual Report for 2003.

     The shares represented by this proxy will be voted in accordance with the specifications made herein. If no specifications are made, such shares will be voted FOR the election of directors, FOR the proposal described in item 2 and in their discretion to vote upon any other matters that may properly come before the meeting.

  Management urges you to sign and return this Proxy immediately to ensure its vote at the Annual Meeting to be held on May 20, 2004.

  No postage is required if returned in the enclosed envelope and mailed in the
                                 United States.

                   (CONTINUED AND TO BE SIGNED ON OTHER SIDE)



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


                                               ANNUAL MEETING OF STOCKHOLDERS OF

                                                  TRANSATLANTIC HOLDINGS, INC.

                                                          May 20, 2004

                                                   Please date, sign and mail
                                                     your proxy card in the
                                                  envelope provided as soon as
                                                           possible.

                   [GRAPHIC] Please detach along perforated line and mail in the envelope provided. [GRAPHIC]

-------------------------------------------------------------------------------------------------------------------------------

                                THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.
  PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [X]
-------------------------------------------------------------------------------------------------------------------------------

                                                                                                       FOR   AGAINST   ABSTAIN

1.   Election of Directors:                                      2.   Proposal to select               [ ]     [ ]       [ ]
                                                                      PricewaterhouseCoopers LLP as
                               NOMINEES:                              independent accountants:

[ ] FOR ALL NOMINEES            o James Balog                   PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
                                o C. Fred Bergsten              USING THE ENCLOSED ENVELOPE.
[ ] WITHHOLD AUTHORITY          o Maurice R. Greenberg
    FOR ALL NOMINEES            o Tomio Higuchi
                                o John J. Mackowski
    FOR ALL EXCEPT              o Edward E. Matthews
[ ] (See instructions below)    o Robert F. Orlich
                                o Howard I. Smith
                                o Thomas R. Tizzio

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the
             circle next to each nominee you wish to withhold,
             as shown here: [X]
--------------------------------------------------------------





--------------------------------------------------------------
To change the address on your account, please check
the box at right and indicate your new address in
the address space above. Please note that changes      [ ]
to the registered name(s) on the account may not
be submitted via this method.
--------------------------------------------------------------

Signature of Stockholder                      Date:             Signature of Stockholder                      Date:
                           ----------------           -------                              ----------------           --------

      Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.
            If signer is a partnership, please sign in partnership name by authorized person.